EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2015 INCLUDING
RECORD NET SALES AND RECORD NON-GAAP EPS

•	For Fiscal Year 2015:

▪	Record non-GAAP net sales of $2.161 billion, up 11.9% year-over-year.

▪	GAAP net sales of $2.147 billion, up 11.2% year-over-year.

▪	On a non-GAAP basis:

•	Gross margin of 58.8%; record operating income of $700.4 million; record net income of $593.9 million and 27.5% of net sales; record EPS of $2.66 per diluted share.

▪	On a GAAP basis:

•	Gross margin of 57.3%; operating income of $425.6 million; net income of $369.0 million and 17.2% of net sales; EPS of $1.65 per diluted share.

•	For the quarter ending March 31, 2015:

•	Record non-GAAP net sales of $547.2 million.

•	GAAP net sales of $543.2 million.

•
On a non-GAAP basis: gross margins of 58.3%; record operating income of $177.4 million; net income of $148.8 million and record EPS of 68 cents per diluted share. The First Call published estimate for non-GAAP EPS was 67 cents.

•
On a GAAP basis: gross margins of 57.7%; operating income of $110.3 million; net income of $99.4 million; and EPS of 45 cents per diluted share. There was no First Call published estimate for GAAP EPS.

CHANDLER, Arizona - May 7, 2015 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, mixed signal, analog and Flash-IP solutions, today reported results for the three months and fiscal year ended March 31, 2015 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

(in millions, except earnings per diluted share and percentages)	Three Months Ended March 31, 2015				Year Ended March 31, 2015
	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net Sales	$543.2		$547.2		$2,147.0		$2,160.6
Gross Margin	$313.6	57.7%	$319.0	58.3%	$1,229.6	57.3%	$1,271.1	58.8%
Operating Income	$110.3	20.3%	$177.4	32.4%	$425.6	19.8%	$700.4	32.4%
Other Expense	$(48.3)		$(9.3)		$(79.7)		$(33.4)
Income Tax Provision (Benefit)	$(36.6)		$19.1		$(19.4)		$72.1
Net Income Before Noncontrolling Interest	$98.6		$149.0		$365.3		$594.9
Net Income (Loss) from Noncontrolling Interest	$(0.8)		$0.2		$(3.7)		$0.9
Net Income Attributable to Microchip	$99.4	18.3%	$148.8	27.2%	$369.0	17.2%	$593.9	27.5%
Earnings per Diluted Share	45 Cents		68 Cents		$1.65		$2.66
1    See the "Use of Non-GAAP Financial Measures" section of this release.
GAAP net sales for the fourth quarter of fiscal 2015 were $543.2 million, up 10.1% from GAAP net sales of $493.4 million in the prior year's fourth fiscal quarter. GAAP net income for the fourth quarter of fiscal 2015 was $99.4 million, or 45 cents per diluted share, down 10.8% from GAAP net income of $111.5 million, or 50 cents per diluted share, in the prior year's fourth fiscal quarter.

Non-GAAP net sales for the fourth quarter of fiscal 2015 were $547.2 million, up 10.9% from non-GAAP net sales of $493.4 million in the prior year's fourth fiscal quarter. Non-GAAP net income for the fourth quarter of fiscal 2015 was $148.8 million, or 68 cents per diluted share, up 5.3% from non-GAAP net income of $141.3 million, or 64 cents per diluted share, in the prior year's fourth fiscal quarter. For the fourth quarters of fiscal 2015 and fiscal 2014, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), revenue recognition changes related to ISSC's distribution relationships, a loss on the retirement of convertible debentures, gains from equity securities, non-cash interest expense on our convertible debentures, and non-recurring tax events. A reconciliation of our non-GAAP and GAAP results is included in this press release.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

GAAP net sales for the fiscal year ended March 31, 2015 were $2.147 billion, an increase of 11.2% from net sales of $1.931 billion in the prior fiscal year. On a GAAP basis, consolidated net income for the fiscal year ended March 31, 2015 was $369.0 million, or $1.65 per diluted share, a decrease of 6.6% from net income of $395.3 million, or $1.82 per diluted share in the prior fiscal year.

Non-GAAP net sales for the fiscal year ended March 31, 2015 were $2.161 billion, an increase of 11.9% from net sales of $1.931 billion in the prior fiscal year. On a non-GAAP basis, net income for the fiscal year ended March 31, 2015 was $593.9 million, or $2.66 per diluted share, an increase of 11.9% from net income of $531.0 million, or $2.45 per diluted share, in the prior fiscal year.

Microchip announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 35.75 cents per share. The quarterly dividend is payable on June 4, 2015 to stockholders of record on May 21, 2015.

Microchip also announced today that it has signed a definitive agreement to acquire Micrel Incorporated for $14.00 per share.  Micrel shareholders may elect to receive the purchase price in either cash or shares of Microchip common stock.  The acquisition price represents a total equity value of about $839 million, and a total enterprise value of about $744 million, after excluding Micrel's cash and investments on its balance sheet of approximately $95 million. The acquisition has been unanimously approved by the Boards of Directors of each company and is expected to close early in the third quarter of calendar 2015, subject to approval by Micrel's shareholders, regulatory approvals and other customary closing conditions.  The Microchip Board of Directors has authorized an increase in the existing share repurchase program to 20.0 million shares of common stock from the approximately 2.5 million shares remaining under the prior authorization.  Under this program, in the next several months, Microchip intends to repurchase the approximate number of shares it issues in the Micrel acquisition, which is expected to result in the transaction having the accretive effects of a cash transaction from a financial perspective.

"We are very pleased with our execution in the March quarter," said Steve Sanghi, President and CEO. "We achieved record net sales and our non-GAAP earnings per share in the March quarter were 68 cents per diluted share, at the high end of our guidance which was upwardly revised on February 11, 2015 to reflect our refinancing activities."

Mr. Sanghi added, "Fiscal year 2015 was another record year as we achieved non-GAAP net sales of $2.161 billion, up 11.9% from fiscal year 2014. In fiscal year 2015 our microcontroller and analog product lines both set new revenue records. The March quarter was our 98th consecutive quarter of profitability, a track record that our employees and stockholders should be extremely proud of."

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

"Our microcontroller revenue was up 8.4% in the March quarter from the year ago quarter," said Ganesh Moorthy, Chief Operating Officer. "For fiscal year 2015, our microcontroller business was up 11.4% over fiscal year 2014, setting a revenue record at over $1.4 billion. Additionally, for fiscal year 2015, each of our three microcontroller segments, 8-bit, 16-bit and 32-bit set revenue records and gained significant market share as reported in the 2014 Gartner Dataquest rankings, with our 8-bit business also regaining the #1 position in revenue."

Mr. Moorthy added, "For fiscal year 2015, our analog business was also up strongly at 17.6% over fiscal year 2015, setting a revenue record and for the first time crossing the half billion dollar mark."

Eric Bjornholt, Microchip's Chief Financial Officer, said, "Our cash generation in the March quarter excluding the purchase of additional shares of ISSC, our dividend payment, and changes in borrowing levels was $155.5 million. As of March 31, 2015, our consolidated cash and total investment position was approximately $2.34 billion. The dividend that we announced today marks the 45th occasion that we have increased our dividend payment, and cumulative dividends paid are now $2.52 billion."

Mr. Sanghi concluded, "We have evaluated the current global economic environment, our backlog position and customer designs that are coming to production and expect our revenue to be between $547 million and $564 million in the June quarter."

Microchip's Highlights for the Quarter Ended March 31, 2015:

•
Microchip executed several refinancing transactions in February 2015 as follows: amending and restating its credit facility to increase the available borrowings under such facility from $2.0 billion to $2.5 billion; issuing $1.725 billion of convertible senior subordinated notes due in 2025 and bearing interest at 1.625% per annum; and using $1.136 billion of the proceeds from the sale of such notes to repurchase $575 million in aggregate principal amount of its convertible junior subordinated debenture due in 2037. The combination of these refinancing transactions is expected to provide annual accretion to Microchip's non-GAAP diluted earnings per share of approximately 12 cents.

•
Microchip’s MOST® technology devices continued their leadership in automotive infotainment networks, with new deployments in BMW's Series Active Tourer, and Audi's TT models. More than 150 million MOST devices have been installed in over 180 car models, since 2001.

•
On the technology side, Microchip and the MOST Cooperation added support for smart antenna modules. Additionally, Microchip introduced the world's first H.264 video I/O companions for MOST automotive infotainment and Advanced Driver Assistance System (ADAS) networks.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

•
In other automotive news, Microchip's new family of CAN FD (Flexible Data-Rate) transceivers not only helps automotive and industrial manufacturers with today's CAN communication needs, but also provides a path for the newer CAN FD networks that are increasingly in demand.

•
Microchip's Silicon Storage Technology (SST) subsidiary further strengthened its market leadership in embedded, Flash-based devices, by expanding its partnership with United Microelectronics Corporation (UMC) to include a qualified 55 nm embedded SuperFlash® memory platform and a 40 nm license. To date, more than 50 billion devices have shipped with SST's SuperFlash technology.

•
Expanding its Internet of Things (IoT) and Machine-to-Machine (M2M) offerings, Microchip announced the first in a series of modules for the LoRa™ technology low-data-rate wireless networking standard. This new standard enables communication with a range of more than 10 miles (suburban), a battery life of greater than 10 years, and the ability to connect millions of wireless sensor nodes to LoRa technology gateways.

•
The Company announced its EtherCAT® technology license, along with its first EtherCAT slave controller, demonstrating Microchip's strategy for expanding its industrial-Ethernet market presence with a continuing commitment to provide unique, leading-edge products. This controller reduces system complexity and cost for factory-automation, process-control, motor/motion-control and IoT industrial-Ethernet applications.

•
Microchip continued to expand its offering of 8-bit PIC® microcontrollers with integrated Core Independent Peripherals, which reduce interrupt latency, lower power consumption, and increase system efficiency and safety while minimizing design time and effort. The new PIC16(L)F1769 family provides multiple independent, closed-loop power channels and system management.

•
Microchip also upgraded its MPLAB® Code Configurator Plug-In to support its 16-bit PIC MCUs, in addition to the 8-bit devices already supported. This code development tool makes it easier for firmware developers to quickly initialize the device and implement peripheral drivers.

•
In the growing area of sensor fusion, the new MM7150 motion module combines Microchip's PIC32-based SSC7150 motion co-processor with Bosch 9-axis sensors, including accelerometer, magnetometer and gyroscope, in a small, easy to use form factor. With a simple I2C™ connection to most MCUs/MPUs, embedded/Internet of Things (IoT) applications can easily tap into the module's advanced motion and position data.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

•
Microchip added two new families to its multifaceted analog and interface portfolio. The latest power MOSFET drivers feature thermally efficient, small packages for improved efficiency. New digital-to-analog converters combine non-volatile memory and I2C with 8, 10 and 12-bit resolution.

•
In other wireless news, Microchip announced its 2nd generation multizone audio technology and a mobile app for use in whole-home-audio and multi-room applications, based on the JukeBlox® 4 platform. And, its new 5 GHz power amplifier module extends the range and reduces the production costs of WLAN applications based on the IEEE 802.11ac Wi-Fi® standard, such as access points, routers and set-top boxes.

•
Finally, Microchip broadened its memory portfolio with a new 3V 16, 32 and 64-Mbit serial quad I/O™ interface, NOR SuperFlash memory family that enables execute-in-place (XIP) capability with the world's lowest power consumption and the world's fastest read/write times.

First Quarter Fiscal Year 2016 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Microchip Consolidated Guidance
	GAAP	Non-GAAP Adjustments	Non-GAAP[1]

Net Sales	$547 to $564 million		$547 to $564 million
Gross Margin[2]	57.60% to 57.85%	$3.7 to $3.8 million	58.3% to 58.5%
Operating Expenses[2]	34.65% to 34.9%	$48.7 to $50.2 million	25.75% to 26.0%
Other Expense	$5.7 million	$2.0 million	$7.7 million
Income Tax Expense	10.75% to 11.25%	$5.6 to $5.7 million	10.75% to 11.25%
Net Income before Noncontrolling Interest	$105.1 to $111.7 million	$44.8 to $46.3 million	$150.0 to $158.0 million
Less Net Income (Loss) from Noncontrolling Interest[3]	($0.5 million)	$0.7 million	$0.2 million
Net Income	$105.6 to $112.2 million	$44.1 to $45.6 million	$149.8 to $157.8 million
Diluted Common Shares Outstanding[4]	Approximately 217 million shares	Approximately 0.6 million shares	Approximately 216.4 million shares
Earnings per Diluted Share	49 to 52 cents	20 to 21 cents	69 to 73 cents

[1]	See the "Use of Non-GAAP Financial Measures" section of this release.

[2]	Earnings per share have been calculated based on the diluted shares outstanding of Microchip on a consolidated basis.

[3]	See Footnote 3 under the "Use of Non-GAAP Financial Measures" section of this release.

[4]	See Footnote 4 under the "Use of Non-GAAP Financial Measures" section of this release.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

•
Microchip's inventory days at June 30, 2015 are expected to increase by 3 to 9 days to be between 114 days and 120 days. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending June 30, 2015 are expected to be approximately $40 million and capital expenditures for all of fiscal year 2016 are anticipated to be approximately $160 million. We are continuing to invest in the equipment needed to support the growth of our production capabilities for fast growing new products and technologies.

•	We expect net cash generation during the June quarter of $160 million to $180 million prior to the dividend payment, changes in borrowing levels, and our acquisition-related activities.

[1]
Use of non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), gains from equity securities, non-cash interest expense on our convertible debentures, a loss on the retirement of convertible debentures, the related income tax implications of these items and non-recurring tax events. Our non-GAAP net sales reflect revenue from the sell-through of products from ISSC's distributors that is not recognized for GAAP purposes because of a change in contractual terms that moves future shipments of product to these distributors to a sell-through revenue recognition model. We believe that our disclosure of non-GAAP net sales provides investors with information regarding the actual end market demand for our products.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses or non-recurring expenses related to such transactions. Accordingly, management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP net sales, non-GAAP gross profit, non-GAAP gross profit percentage, non-GAAP operating expenses in dollars and as a percentage of sales including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP other expense, net, non-GAAP income tax provision (benefit)/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted above, as applicable, to permit additional analysis of our performance.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of our business. Specifically, we do not consider such items when developing and monitoring our budgets and spending. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

[2]
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, mixed-signal products, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

[3]
We acquired a controlling interest in ISSC Technologies in July 2014. As of March 31, 2015, we owned 94.1% of ISSC and we expect to own 100% of ISSC by the end of the first quarter of fiscal year 2016. Our weighted average ownership of ISSC in the March 2015 quarter was 92.0%.

[4]
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading "Supplemental Financial Information"), and the repurchase or the issuance of stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the June 2015 quarter of $49.00 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$543,207	$493,384	$2,147,036	$1,931,217
Cost of sales	229,575	202,798	917,472	802,474
Gross profit	313,632	290,586	1,229,564	1,128,743

Operating expenses:
Research and development	87,662	77,363	349,543	305,043
Selling, general and administrative	67,778	65,344	274,815	267,278
Amortization of acquired intangible assets	47,087	21,309	176,746	94,534
Special charges	758	533	2,840	3,024
	203,285	164,549	803,944	669,879

Operating income	110,347	126,037	425,620	458,864
(Losses) gains on equity method investments	(188)	34	(317)	(177)
Other expense, net	(48,138)	(7,847)	(79,396)	(26,333)

Income before income taxes	62,021	118,224	345,907	432,354
Income tax (benefit) provision	(36,559)	6,729	(19,418)	37,073
Net income	98,580	111,495	365,325	395,281
Less: Net loss attributable to noncontrolling interests	822	—	3,684	—
Net income attributable to Microchip Technology	$99,402	$111,495	$369,009	$395,281

Basic net income per common share attributable to Microchip Technology stockholders	$0.49	$0.56	$1.84	$1.99
Diluted net income per common share attributable to Microchip Technology stockholders	$0.45	$0.50	$1.65	$1.82

Basic common shares outstanding	201,730	199,630	200,937	198,291
Diluted common shares outstanding	220,947	222,689	223,561	217,630

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	March 31,	March 31,
	2015	2014
	(Unaudited)
Cash and short-term investments	$1,958,869	$1,344,785
Accounts receivable, net	273,937	242,405
Inventories	279,456	262,725
Deferred tax assets	71,045	67,490
Assets held for sale	13,989	—
Other current assets	67,321	51,994
Total current assets	2,664,617	1,969,399

Property, plant & equipment, net	581,572	531,967
Long-term investments	383,326	798,712
Other assets	1,151,198	767,552
Total assets	$4,780,713	$4,067,630

LIABILITIES AND EQUITY

Accounts payable and other accrued liabilities	$187,844	$170,781
Short-term borrowings	—	17,500
Deferred income on shipments to distributors	166,128	147,798
Total current liabilities	353,972	336,079

Long-term line of credit	461,952	300,000
Long-term borrowings, net	—	331,385
Senior convertible debentures	1,174,036	—
Junior convertible debentures	190,870	371,873
Long-term income tax payable	114,336	179,966
Long-term deferred tax liability	381,192	375,316
Other long-term liabilities	43,329	37,550

Microchip Technology stockholders' equity	2,044,654	2,135,461
Noncontrolling interests	16,372	—
Total equity	2,061,026	2,135,461
Total liabilities and equity	$4,780,713	$4,067,630

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands except per share amounts and percentages)
(Unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Net sales, as reported	$543,207	$493,384	$2,147,036	$1,931,217
Distributor revenue recognition adjustment	3,983	—	13,570	—
Non-GAAP net sales	$547,190	$493,384	$2,160,606	$1,931,217

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Gross profit, as reported	$313,632	$290,586	$1,229,564	$1,128,743
Distributor revenue recognition adjustment, net of product cost	1,792	—	6,357	—
Share-based compensation expense	2,025	1,666	9,010	7,340
Acquisition-related restructuring and acquired inventory valuation costs	1,511	320	26,203	362
Non-GAAP gross profit	$318,960	$292,572	$1,271,134	$1,136,445
Non-GAAP gross profit percentage	58.3%	59.3%	58.8%	58.8%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Research and development expenses, as reported	$87,662	$77,363	$349,543	$305,043
Share-based compensation expense	(7,519)	(5,792)	(28,164)	(24,554)
Non-GAAP research and development expenses	$80,143	$71,571	$321,379	$280,489
Non-GAAP research and development expenses as a percentage of net sales	14.6%	14.5%	14.9%	14.5%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Selling, general and administrative expenses, as reported	$67,778	$65,344	$274,815	$267,278
Share-based compensation expense	(5,639)	(4,954)	(21,422)	(21,893)
Acquisition-related costs	(741)	(880)	(4,001)	(2,654)
Non-GAAP selling, general and administrative expenses	$61,398	$59,510	$249,392	$242,731
Non-GAAP selling, general and administrative expenses as a percentage of net sales	11.2%	12.1%	11.5%	12.6%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Operating expenses, as reported	$203,285	$164,549	$803,944	$669,879
Share-based compensation expense	(13,158)	(10,746)	(49,586)	(46,447)
Acquisition-related costs	(741)	(880)	(4,001)	(2,654)
Amortization of acquired intangible assets	(47,087)	(21,309)	(176,746)	(94,534)
Special charges	(758)	(533)	(2,840)	(3,024)
Non-GAAP operating expenses	$141,541	$131,081	$570,771	$523,220
Non-GAAP operating expenses as a percentage of net sales	25.9%	26.6%	26.4%	27.1%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Operating income, as reported	$110,347	$126,037	$425,620	$458,864
Distributor revenue recognition adjustment	1,792	—	6,357	—
Share-based compensation expense	15,183	12,412	58,596	53,787
Acquisition-related restructuring, acquired inventory valuation and other costs	2,252	1,200	30,204	3,016
Amortization of acquired intangible assets	47,087	21,309	176,746	94,534
Special charges	758	533	2,840	3,024
Non-GAAP operating income	$177,419	$161,491	$700,363	$613,225
Non-GAAP operating income as a percentage of net sales	32.4%	32.7%	32.4%	31.8%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Other expense, net, as reported	$(48,138)	$(7,847)	$(79,396)	$(26,333)
Loss on retirement of convertible debentures	50,631	—	50,631	—
Gain on equity securities	(18,469)	—	(18,469)	—
Non-cash other expense, net	6,854	2,288	14,165	8,970
Impairment on non-marketable equity investment	—	746	—	746
Gain on shares of acquired company	—	—	—	(2,438)
Non-GAAP other expense, net	$(9,122)	$(4,813)	$(33,069)	$(19,055)
Non-GAAP other expense, net, as a percentage of net sales	-1.7%	-1.0%	-1.5%	-1.0%
RECONCILIATION OF GAAP INCOME TAX (BENEFIT) PROVISION TO NON-GAAP INCOME TAX PROVISION

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Income tax (benefit) provision, as reported	$(36,559)	$6,729	$(19,418)	$37,073
Income tax rate, as reported	-58.9%	5.7%	-5.6%	8.6%
Distributor revenue recognition adjustment	251	—	1,074	—
Share-based compensation expense	3,755	1,221	10,640	5,722
Acquisition-related restructuring, acquired inventory valuation costs, intangible asset amortization and other costs	3,365	359	18,061	1,531
Special charges	239	200	962	1,133
Loss on retirement of convertible debentures	18,809	—	18,809	—
Non-cash other expense, net	2,546	856	5,262	3,358
Impairment on non-marketable equity investment	—	279	—	279
Non-recurring tax events	26,735	5,769	36,718	13,936
Non-GAAP income tax provision	$19,141	$15,413	$72,108	$63,032
Non-GAAP income tax rate	11.4%	9.8%	10.8%	10.6%

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RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO MICROCHIP TECHNOLOGY AND GAAP DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO MICROCHIP TECHNOLOGY STOCKHOLDERS TO NON-GAAP NET INCOME ATTRIBUTABLE TO MICROCHIP TECHNOLOGY AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO MICROCHIP TECHNOLOGY STOCKHOLDERS

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Net income attributable to Microchip Technology, as reported	$99,402	$111,495	$369,009	$395,281
Noncontrolling interests	(995)	—	(4,618)	—
Distributor revenue recognition adjustment, net of tax effect	1,541	—	5,283	—
Share-based compensation expense, net of tax effect	11,428	11,191	47,956	48,065
Acquisition-related restructuring, acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	45,974	22,150	188,889	96,019
Special charges, net of tax effect	519	333	1,878	1,891
Loss on retirement of convertible debentures, net of tax effect	31,822	—	31,822	—
Gain on equity securities	(18,469)	—	(18,469)	—
Non-cash other expense, net of tax effect	4,308	1,432	8,903	5,612
Impairment on non-marketable equity investment, net of tax effect	—	467	—	467
Gain on shares of acquired company	—	—	—	(2,438)
Non-recurring tax events	(26,735)	(5,769)	(36,718)	(13,936)
Non-GAAP net income attributable to Microchip Technology	$148,795	$141,299	$593,935	$530,961
Non-GAAP net income attributable to Microchip Technology as a percentage of net sales	27.2%	28.6%	27.5%	27.5%

Diluted net income per common share attributable to Microchip Technology stockholders, as reported	$0.45	$0.50	$1.65	$1.82
Non-GAAP diluted net income per common share attributable to Microchip Technology stockholders	$0.68	$0.64	$2.66	$2.45
Diluted common shares outstanding, as reported	220,947	222,689	223,561	217,630
Diluted common shares outstanding Non-GAAP	220,420	221,947	223,017	216,925

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

Microchip will host a conference call today, May 7, 2015 at 4:30 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 14, 2015.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) May 7, 2015 and will remain available until 8:00 p.m. (Eastern Time) on May 14, 2015. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 8017198.

Cautionary Statement:

The statements in this release relating to expecting the Micrel acquisition to close early in the third quarter of calendar 2015, Microchip's intent to repurchase the approximate number of shares it issues in the Micrel acquisition, which is expected to result in the transaction having the accretive effects of a cash transaction from a financial perspective, expecting revenue to be between $547 million and $564 million in the June quarter, our refinancing transactions providing annual accretion to our non-GAAP earnings per share, CAN FD networks increasing in demand, being committed to providing unique, leading edge products, growing area of sensor fusion, our first quarter fiscal 2016 guidance (GAAP and non-GAAP as applicable) including net sales, gross margin, operating expenses, other expense, income tax expense, net income, net income before noncontrolling interest, net income (loss) from noncontrolling interest, diluted common shares outstanding, earnings per diluted share, inventory days, capital expenditures for the June 2015 quarter and for fiscal 2016, continuing to invest to support the growth of our production capabilities for fast growing new products and technologies, net cash generation, expecting to own 100% of ISSC by the end of the first quarter of fiscal 2016, and assumed average stock price in the June 2015 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies, changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; foreign currency effects on our business; changes or fluctuations in customer order patterns and seasonality; the actual timing of the closing of the Micrel acquisition, the satisfaction of the conditions to closing in the acquisition agreement (including obtaining Micrel shareholder approval and regulatory clearances), any termination of the acquisition agreement; our ability to successfully integrate Micrel's operations and employees, retain key employees and otherwise realize the expected synergies and benefits of the

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2015
Financial Results

transaction; our ability to continue to realize the expected benefits of our other acquisitions; the impact of any other significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; our actual average stock price in the June 2015 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, Ebola or other public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 7, 2015 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, MOST, SuperFlash, PIC, MPLAB, and JukeBlox are registered trademarks of
Microchip Technology Inc. in the USA and other countries. Serial Quad I/O is a trademark of Microchip Technology Inc.
in the U.S.A. and other countries. All other trademarks mentioned herein are the property of their respective companies.

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